Exhibit 99.3

Consent of Person Named as About to Become Director

April 27, 2023

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 MEI Pharma, Inc., and all amendments thereto (the “Registration Statement”), and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person anticipated to become a director of MEI Pharma, Inc. upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Adelene Q. Perkins

Name: Adelene Q. Perkins